Exhibit 99.1

[GENAERA LOGO]

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	The Trout Group/BMC Communications
Jennifer Bilotti	Jonathan Fassberg ext. 16 (investor inquiries)
(610) 941-4020	Brad Miles ext. 17 (media inquiries)
www.genaera.com	(212) 477-9007

Genaera Announces UCLA Receives Grant for Squalamine Research

Plymouth Meeting, PA, August 11, 2003 /PRNewswire/ — Genaera Corporation (NASDAQ: GENR) today announced that researchers at the University of California, Los Angeles (UCLA) Medical Center and Jonsson Comprehensive Cancer Center have received a grant funding further investigation of the potential for squalamine as a treatment for breast cancer. The preclinical research at UCLA will be lead by Richard J. Pietras, PhD, MD, Associate Professor of Medicine, and funded through a $457,500 grant over three years from the United States Department of Defense, Army Medical Research and Materiel Command (USAMRMC), Breast Cancer Research Program.

“Our research group has previously published results on the mechanism of action of squalamine, including its activity in blocking the actions of vascular endothelial growth factor (VEGF) as a potent anti-angiogenic agent in ovarian cancer model systems,” commented Dr. Pietras. “Squalamine has a unique, broad-based, direct acting mechanism of action on activated endothelial cells. The generous grant from the Congressionally-Directed Medical Research Program will allow further investigation of the potential for squalamine as an anti-angiogenic treatment of breast cancer, and further definition of the finer points of its mechanism of action.”

The UCLA researchers plan to further test the hypothesis that treating both the breast cancer cell and its associated blood vascular supply may be more effective than treating the cancer cell alone. The antitumor effects of squalamine will be evaluated alone and in combination with other therapies known to suppress breast cancer. Squalamine is a natural chemical now made synthetically, and is an inhibitor of blood vessel growth in breast cancer in vivo models.

Roy C. Levitt, MD, President and Chief Executive Officer of Genaera, noted, “We continue to be encouraged by the clinical results with squalamine as a single therapy in “wet” macular degeneration and in combination therapy for cancer. We are pleased that Dr. Pietras and his team at UCLA have, building on their five years of squalamine investigations, obtained additional resources for further evaluation of squalamine’s potential as a treatment for breast cancer. With its unique mechanism of action, squalamine has demonstrated potent anti-angiogenic activity in preclinical models of breast cancer, as well as many other cancers, and many ocular models of angiogenesis.”

With one million new cases in the world each year, breast cancer is the most common malignancy in women.

For significant numbers of patients, surgery and radiation alone do not cure the cancer due to the spread of tumors beyond the confines of the breast, and management in the clinic often requires the use of cytotoxic chemotherapy regimens. Significant improvements in the available treatment options for patients with breast cancer are urgently needed.

Squalamine is the first clinical drug candidate in a class of naturally occurring, pharmacologically active, small molecules known as aminosterols. Squalamine directly interrupts and reverses multiple facets of the angiogenic process. Working within activated endothelial cells, squalamine inhibits growth factor signaling including VEGF, integrin expression, and reverses cytoskeletal formation, thereby resulting in endothelial cell inactivation and apoptosis. The Company has ongoing clinical trials in non-small cell lung cancer and prostate cancer, and has performed clinical studies evaluating squalamine in the treatment of lung, ovarian, and other adult solid cancers. Genaera also is developing squalamine in clinical trials for age related macular degeneration, the leading cause of blindness for adults age 50 or older.

The USAMRMC has been entrusted by Congress to manage special programs. The funds for the Congressional Special Interest Medical Programs (CSI) are not in the President’s Budget; they are added to the Department of Defense Budget by Congress. Since 1990, the USAMRMC has managed over 100 CSI programs totaling over $3 billion. The USAMRMC’s vision for CSI programs is to ensure the sponsorship of good science, advanced development and procurement, as requested by Congress, to benefit the Department of Defense and the civilian sector.

Genaera Corporation is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Research and development efforts are focused on anti-angiogenesis and respiratory diseases. Genaera has three products in development addressing substantial unmet medical needs in major pharmaceutical markets. These include squalamine, an anti-angiogenesis treatment for eye disease and cancer; interleukin-9 antibody, a respiratory treatment based on the discovery of a genetic cause of asthma; and LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease. For more information on Genaera, visit the company’s website at www.genaera.com.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. Such statements include, among others, statements regarding these preliminary results, future clinical development plans and prospects for Genaera’s programs. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “develop,” “expect,” and “continue,” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to, Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates, including squalamine, may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.